Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET
EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE April 21, 2014	CONTACT:	Kenneth D. Mann Investor Relations (870) 881-6432

Deltic Announces Preliminary First Quarter of 2014 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE—DEL) announced today that preliminary net income for the first quarter of 2014 was $4.9 million, $.39 a share, compared to net income of $6.8 million, $.53 a share, for the first quarter of 2013. The decrease was mainly due to lower operating income for the Company’s Manufacturing segment. This reduction was primarily the result of persistent winter weather conditions that slowed construction activity throughout much of the country, resulting in decreased sales volumes and lower average sales prices. Net cash provided by the Company’s operating activities was $3.7 million in the first quarter of 2014, compared to $9 million a year ago.

Commenting on the results, Mr. Dillon, stated, “Harsh winter weather conditions existed for much of the United States during the first quarter. Despite the negative impact this had on the consumption of softwood lumber for construction, Deltic’s operations again generated solid financial results. While the volume of lumber sold and the average sales price received for it were both down from a year ago, the Company harvested its planned volume for pine sawtimber and pine pulpwood for the quarter, benefitted from improved natural gas prices, and sold almost twice as many residential real estate lots than it did in the first quarter of last year. During the quarter, we also successfully completed a significant timberland acquisition in the Ola Region that will be strategically beneficial to our operations there.”

The Woodlands segment had operating income of $5.3 million for the first quarter of 2014, compared to $4.6 million for the same period of 2013. The Company harvested 209,548 tons of pine sawtimber during the current period of 2014, a 16 percent increase from the 181,069 tons harvested in the corresponding quarter of 2013. The average per-ton sales price for pine sawtimber in 2014’s first quarter was $24, a four percent increase from the $23 per ton during the first quarter of 2013. Pine pulpwood harvested in the first quarter of 2014 totaled 109,009 tons, a 12 percent increase from the

97,010 tons harvested for the same period in 2013. The average per-ton sales price was $8 for the current period of 2014, compared to $9 per-ton for 2013’s first quarter. The quarter-over-quarter increase in both pine sawtimber and pulpwood harvest volumes was mainly due to timing and the mix of products growing on the tracts harvested. Oil and gas lease rental and net royalty income totaled $1.4 million for the current period of 2014 compared to $1.2 million during the same quarter of 2013. The increase was due to a combination of higher natural gas prices and increased production volumes for gas wells from which the Company receives royalty payments. During the current quarter, the Company sold 160 acres of non-strategic recreational-use hardwood bottomland at an average sales price of $1,000 per acre versus first quarter 2013 sales of 288 acres at an average price of $1,800 per acre.

Deltic’s Manufacturing segment reported operating income of $8.3 million for the first quarter of 2014, which compares to $11.3 million in 2013’s first quarter. The average lumber sales price was $378 per thousand board feet in the first quarter of 2014, a six percent decrease from the $402 per thousand board feet realized for the first quarter of 2013. During the first quarter of 2014, the Company sold 64.3 million board feet, a decrease of 6.8 million board feet when compared to sales of 71.1 million board feet in 2013’s first quarter, as the Company decreased lumber production to match market demand. In the second quarter of 2013, Deltic acquired the balance of the ownership interest of Del-Tin Fiber from the Company’s former joint venture partner and has since consolidated the operating results into its Manufacturing segment. Del-Tin Fiber’s first quarter 2013 sales volume and average sales price for medium density fiberboard (“MDF”) are provided for comparison purposes. The average sales price for MDF sold during 2014’s first quarter was $577 per thousand square feet, which compares to $573 per thousand square feet reported in the first quarter of 2013. MDF sales volume in the first quarter of 2014 was 28.5 million square feet, a two percent decrease from the 29.1 million square feet sold during the first quarter of 2013, primarily due to transportation disruptions in some shipping lanes resulting from the winter weather. Deltic also monitors the market demand for MDF in order to make timely adjustments to operating hours to match the plant’s production with demand.

The Company’s Real Estate segment reported operating income of $.2 million for the first quarter of 2014, which compares to an operating loss of $.7 million for the same period of 2013. Residential lot sales totaled 23 lots in 2014’s first quarter versus 12 lot sales in the first quarter of 2013. Due to the mix of lots sold, the current quarter’s average per lot sales price of $88,900 compared favorably to first quarter 2013’s average per lot sales price of $74,400. There were no commercial real estate acreage sales in the first quarter of either year.

Corporate operating expense was $4.8 million in the first quarter of 2014, which compares to $4.6 million for the corresponding quarter of 2013. Since April of 2013, Del-Tin Fiber’s operating results have been consolidated into the Company’s Manufacturing segment, whereas in the first quarter of 2013, the results for Del-Tin Fiber were accounted for under the equity method. As a result, Deltic had no reported equity in the earnings of Del-Tin Fiber for the first quarter of 2014, while in the first quarter of 2013, the Company reported $1.1 million. Income tax expense for the first quarter of 2014 was $2.8 million, which compares to $3.8 million in the prior year’s first quarter. The decrease is due mainly to the lower pretax income for the first quarter of 2014.

Capital expenditures were $109.8 million for 2014’s first quarter and $13.4 million in 2013’s first quarter. The increase was due to timberland acquisitions made during the first quarter of 2014.

Regarding the outlook for the second quarter and year of 2014, Mr. Dillon stated, “At this time we anticipate the pine sawtimber harvest to be 155,000 to 165,000 tons and 575,000 to 625,000 tons, respectively. Finished lumber sales volumes are anticipated to be 65 to 75 million board feet for the second quarter and 270 to 290 million board feet for the year. MDF sales volumes for the second quarter and year of 2014 are estimated to be 25 to 35 million square feet and 110 to 130 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are estimated at 8 to 12 lots and 60 to 80 lots for the second quarter and year of 2014, respectively. Even though commercial acreage in Chenal Valley has received interest from potential buyers, it is difficult to anticipate future closings due to the volatile nature of commercial real estate transactions and the significant number of factors related to any sale.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 22, 2014, at 10:00 a.m. Central Time to discuss first quarter 2014 earnings. Interested parties may participate in the call by dialing 1-866-318-8617 and referencing participant passcode identification number 83968209. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Tuesday, April 29, 2014, by dialing 1-888-286-8010 and referencing replay passcode identification number 79989212.

Summary financial data and operating statistics for the first quarter of 2014 with comparisons to 2013 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	March 31, 2014		March 31, 2013
		Operating		Operating
	Net	Income/	Net	Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$10.4	5.3	9.3	4.6
Manufacturing	46.5	8.3	34.1	11.3
Real Estate	3.5	0.2	2.3	(0.7)
Corporate	—	(4.8)	—	(4.6)
Eliminations	(5.0)	(0.2)	(4.2)	(0.1)

Total net sales/operating income	$55.4	8.8	41.5	10.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Net sales	$55,379	41,563

Costs and expenses
Cost of sales	36,606	23,528
Depreciation, amortization, and cost of fee timber harvested	4,843	2,651
General and administrative expenses	5,123	4,920

Total costs and expenses	46,572	31,099

Gain on involuntary conversion of assets	—	84

Operating income	8,807	10,548
Equity in earnings of Del-Tin Fiber	—	1,084
Interest income	2	3
Interest and other debt expense, net of capitalized interest	(1,175)	(1,030)
Other income/(expense)	61	(20)

Income before income taxes	7,695	10,585
Income tax expense	(2,784)	(3,811)

Net income	$4,911	6,774

Earnings per common share
Basic	$0.39	0.53
Assuming dilution	$0.39	0.53
Dividends per common share declared and paid	$0.10	0.10
Weighted average common shares outstanding (thousands)
Basic	12,557	12,563
Assuming dilution	12,606	12,604

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31,	Dec. 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$6,507	4,374
Trade accounts receivable, net of allowance	11,102	7,331
Inventories	14,317	12,439
Prepaid expenses and other current assets	3,382	3,155

Total current assets	35,308	27,299
Investment in real estate held for development and sale	57,096	57,953
Timber and timberlands - net	355,392	248,833
Property, plant, and equipment - net	73,624	75,259
Deferred charges and other assets	2,058	2,000

Total assets	$523,478	411,344

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$7,838	8,198
Accrued taxes other than income taxes	2,485	2,210
Income taxes payable	2,766	1,077
Deferred revenues and other accrued liabilities	8,184	10,330

Total current liabilities	21,273	21,815
Long-term debt	199,000	90,000
Deferred tax liabilities - net	7,495	7,514
Other noncurrent liabilities	25,058	25,743
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	84,168	84,796
Retained earnings	193,360	189,720
Treasury stock	(4,366)	(5,693)
Accumulated other comprehensive loss	(2,638)	(2,679)

Total stockholders’ equity	270,652	266,272

Total liabilities and stockholders’ equity	$523,478	411,344

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended
	March 31,
	2014	2013
Operating activities
Net income	$4,911	6,774
Adjustments to reconcile net income to net cash provided/(required) by operating activities:
Depreciation, amortization, and cost of fee timber harvested	4,843	2,651
Stock-based compensation expense	802	664
Deferred income taxes	(316)	548
Real estate development capital expenditures	(284)	(191)
Real estate costs recovered upon sale	1,039	539
Timberland costs recovered upon sale	81	139
Equity in earnings of Del-Tin Fiber	—	(1,084)
Net increase in liabilities for pension and other postretirement benefits	199	500
Increase in operating working capital other than cash and cash equivalents	(7,015)	(443)
Other changes in assets and liabilities	(556)	(1,086)

Net cash provided by operating activities	3,704	9,011

Investing activities
Capital expenditures requiring cash, excluding real estate development	(108,939)	(11,833)
Net change in purchased stumpage inventory	(362)	(944)
Advances to Del-Tin Fiber	—	(1,025)
Repayments from Del-Tin Fiber	—	750
Net change in funds held by trustee	(125)	7
Other - net	90	193

Net cash required by investing activities	(109,336)	(12,852)

Financing activities
Proceeds from borrowings	109,000	12,000
Treasury stock purchases	(8)	(10)
Common stock dividends paid	(1,271)	(1,270)
Proceeds from stock option exercises	54	750
Excess tax benefits from stock-based compensation expense	143	170
Other - net	(153)	—

Net cash provided by financing activities	107,765	11,640

Net increase in cash and cash equivalents	2,133	7,799
Cash and cash equivalents at January 1	4,374	5,613

Cash and cash equivalents at March 31	$6,507	13,412

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended
	March 31,
(Thousands of dollars)	2014	2013
Capital expenditures
Woodlands	$108,044	10,279
Manufacturing	1,424	2,788
Real Estate (includes development expenditures)	298	342
Corporate	3	4

Total capital expenditures	$109,769	13,413

Woodlands
Pine sawtimber harvested from fee lands - tons	209,548	181,069
Pine sawtimber average sales price - per ton	$24	23
Timberland sales - acres	160	288
Timberland average sales price - per acre	$1,000	1,800
Manufacturing
Finished lumber sales - thousands of board feet	64,276	71,116
Finished lumber average sales price - per thousand board feet	$378	402
Finished MDF sales (3/4 inch basis) - thousands of square feet*	28,465	29,076
Finished MDF average sales price (3/4 inch basis) - per thousand square feet*	$577	573
Real Estate
Residential
Lots sold	23	12
Average sales price - per lot	$88,900	74,400

*	The 2013 amounts are provided for comparison purposes only and represent the amounts received by the joint venture